Exhibit 10.34

SECURED PROMISSORY NOTE

$500,000.00                                                           SAN DIEGO, CALIFORNIA                         April 19, 2002

Altris Software, Inc., a California corporation (“Maker”), promises to pay on demand to Spescom LTD, a United Kingdom corporation, or order (“Holder”), the principal sum of the amounts set forth in the upper left-hand corner of this Secured Promissory Note (this “Note”), plus interest at the rate of ten percent (10.0%) per annum, payable as more fully set forth below:

1.             Payments.  All unpaid principal and accrued interest under this Note shall be immediately due and payable on demand by Holder.

2.             Manner of Payments.  All payments by Maker under this Note shall be (a) made in lawful money of the United States of America without set off, deduction or counterclaim of any kind whatsoever, (b) credited first to amounts for late charges, if any, second to amounts for Holder’s costs of enforcing this Note, if any, third to any accrued interest under this Note and finally to the principal balance under this Note, and (c) deemed paid by Maker upon their actual receipt by Holder.

3.             Security.  This Note is secured by a security interest over all of the assets of Debtor pursuant to a Security Agreement (the “Security Agreement”), including applicable financing statements, and a Pledge Agreement (the “Pledge Agreement”), all of even date herewith.

4.             Late Charge.  If any amount of interest and/or principal under this Note is not received by Holder within fifteen (15) days after its due date, then, without any requirement for notice to Maker, Maker shall immediately pay to Holder an additional sum of five percent (5%) of such overdue amount as a late charge.  Such late charge is fair and reasonable based upon the facts and circumstances existing as of the date of this Note.  Acceptance of such late charge by Holder shall not constitute a waiver of Maker’s default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available to Holder under this Note, the Security Agreement or the Pledge Agreement.

5.             Default Interest.  If any payment under this Note is not received by Holder within fifteen (15) days after its due date, then, without any requirement for notice to Maker, the rate of interest on such overdue amount shall increase to the lesser of fourteen percent (14%) or the maximum legally permissible rate, whichever is the lesser, until such late payment is made.  Such default interest represents a fair and reasonable estimate of the costs that Holder will incur by reason of any late payment by Maker.  Acceptance of such default interest by Holder shall not constitute a waiver of Maker’s default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available to Holder under this Note, the Security Agreement or the Pledge Agreement.

6.             Prepayment.  This Note may be prepaid in whole or in part at any time, provided that amounts prepaid shall be credited first to amounts for late charges, if any, second to amounts for Holder’s costs of enforcing this Note, if any, third to any accrued interest under this Note and finally to the principal balance under this Note.

7.             Note Waivers.  Maker waives presentment, demand, protest, notice of demand and dishonor.

8.             Governing Law.  This Note is governed by and construed in accordance with the laws of the State of California, irrespective of California’s choice-of-law principles.

9.             Further Assurances.  Each party to this Note shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Note.

10.           Venue and Jurisdiction. All actions and proceedings arising in connection with this Note must be tried and litigated exclusively in the State and Federal courts located in San Diego County, California, which courts have personal jurisdiction and venue over each of the parties to this Note for the purpose of adjudicating all matters arising out of or related to this Note.  Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Note.

11.           Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Note.

12.           Attorneys’ Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Note may recover from the unsuccessful party all costs, expenses, and actual attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.

13.           Partial Invalidity.  Each provision of this Note is valid and enforceable to the fullest extent permitted by law.  If any provision of this Note (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Note, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

14.           Waiver.  Any waiver of a default or provision under this Note must be in writing.  No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Note.  No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy.  A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

15.           Interest Limitation.  It is not intended by any provision of this Note to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker under applicable law on a cumulative basis over the life of the loan evidenced by this Note (the “Loan”).  If by mistake or error, interest in excess of such maximum rate shall be paid for any period during the term of the Loan, the excess amount shall, if permitted by applicable law, be retained by Holder as additional cash  collateral for the Loan to be held without interest or trust and commingled with other assets of Holder or, if not permitted to be so held by Holder, shall be refunded to Maker.  If for any period during the term of the Loan, Holder is unable, because of a limitation on the rate of interest permitted to be charged to Maker under applicable law, to collect all of the interest and premium provided for in this Note, such interest or premium (“Interest Shortage”) shall, if permitted by applicable law, be added to the interest earned or to be earned for prior or subsequent periods during the term of the Loan so that, to the extent permitted by applicable law on a cumulative basis over the life of the Loan, Holder may collect all of the interest and premium provided for in this Note, the same to be accomplished in the following manner, or otherwise as permitted by applicable law:  (1) if Holder were permitted by applicable law to charge interest to Maker in such prior periods in excess of the amount of interest and premium actually charged during such prior periods, then the interest due on the Loan for such prior periods shall automatically be increased by the amount of such Interest Shortage, but not in excess of the maximum interest permitted to be charged to Maker during such prior periods, and such increased interest for such prior periods shall be immediately due and payable upon demand; and (2) if Holder shall have collected all interest permitted by applicable law to be charged to Maker in such prior periods, and if Holder is thereafter permitted by applicable law to charge interest to Maker in such subsequent periods in excess of the amount of interest and premium actually charged during such subsequent periods, the interest due on the Loan for such subsequent periods shall automatically be increased by the amount of such Interest Shortage, but not in excess of the maximum interest permitted to be charged to Maker during such subsequent period, and such increased interest for such subsequent periods shall be due and payable at the end of each such subsequent period upon demand.

16.           Notices.  All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

Holder:	Spescom LTD
P.O. Box 288
Halfway House 1685 Midrand
South Africa
Attention: Hilton Isaacman

with a copy to:	Solomon, Ward, Seidenwurm & Smith, LLP
401 B Street, Suite 1200
San Diego, CA 92101
Attention: Norman L. Smith

Maker:	Altris Software, Inc.
9339 Carroll Park Drive
San Diego, CA 92121
Attention: John Low

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this paragraph.  Any party to this Note may give a notice of a change of its address to the other party to this Note.

17.           Drafting Ambiguities. Each party to this Note has reviewed and revised this Note.  Each party to this Note has had the opportunity to have such party’s legal counsel review and revise this Note.  Altris acknowledges that this Note has been prepared by Solomon Ward Seidenwurm & Smith, LLP (“SWSS”) which represents only Spescom Ltd., a United Kingdom corporation, with respect to this Note and all related matters, that it is not being represented by SWSS in relation to this Note and related matters and that it has been advised to retain its own legal counsel. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Note or of any amendments to this Note.

ALTRIS SOFTWARE, INC.
a California corporation

By:	/s/John W. Low

John W. Low

Chief Financial Officer